EXHIBIT 99.1


Date:       June 8, 2006
Contact:    Joe L. Powers, Executive Vice President
            P.O. Box 141000
            Nashville, TN  37214-1000
            Phone:	(615) 902-1300
            Fax:	(615) 883-6353
            Website:	www.thomasnelson.com


                THOMAS NELSON SHAREHOLDERS APPROVE MERGER

Nashville, TN. June 8, 2006. Thomas Nelson, Inc. (NYSE: TNM) announced that, at a Special Meeting of Shareholders held today, its shareholders overwhelmingly approved the merger and related Agreement and Plan of Merger providing for the acquisition of Thomas Nelson by an affiliate of InterMedia Partners, L.P. Subject to the satisfaction of the various conditions to closing in the merger agreement, the parties currently anticipate the closing of the merger on June 12, 2006. Upon closing, each outstanding share of Thomas Nelson common stock and Class B common stock will be converted into the right to receive $29.85 in cash, without interest, and Thomas Nelson will become a privately held company and its shares of common and Class B common stock will cease to be traded on the New York Stock Exchange.

The Agreement and Plan of Merger, dated February 20, 2006, is by and among the Company, Faith Media Holdings, LLC ("Faith Media") and Faith Media's wholly-owned subsidiary, FM Mergerco, Inc. ("Mergerco"). Upon consummation of the merger, Mergerco will be merged with and into Thomas Nelson, with Thomas Nelson surviving as a wholly-owned subsidiary of Faith Media. Faith Media was formed by InterMedia Partners, L.P. to acquire Thomas Nelson in the merger.

This news release includes certain forward-looking statements (all statements other than those made solely with respect to historical fact) that involve risks and uncertainties relating to future events, including whether and when the merger will be consummated, and the actual results may differ materially from those contained in the forward-looking statements due to known and unknown risks and uncertainties. Any one or more of several risks and uncertainties could account for differences between the forward-looking statements that are made today and the actual results, including with respect to our sales, profits, liquidity and capital position. These factors include, but are not limited to: risks relating to our ability to satisfy regulatory requirements with respect to our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, which requires us to perform an evaluation of our internal control over financial reporting and have our auditor attest to such evaluation; softness in the general retail environment or in the markets for our products; the timing and acceptance of products being introduced to the market; the level of product returns experienced; the level of margins achievable in the marketplace; the collectibility of accounts receivable; the recoupment of royalty advances; the effects of acquisitions or dispositions, the financial condition of our customers and suppliers; the realization of inventory values at carrying amounts; our access to capital; the outcome of any Internal Revenue Service audits; and the realization of income tax and intangible assets. These conditions cannot be predicted reliably and the Company may adjust its strategy in light of changed conditions or new information. Thomas Nelson disclaims any obligation to update forward-looking statements.

Thomas Nelson, Inc. is a leading publisher and distributor of products emphasizing Christian, inspirational and family value themes and believes it is the largest publisher of Bibles and inspirational products. For more information, visit our website www.thomasnelson.com.

Thomas Nelson's Common stock and Class B Common stock are listed on the New York Stock Exchange (TNM-NYSE).

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